Exhibit 99.1

CROWDGATHER FORUM NETWORK TRAFFIC REACHES 100 MILLION MONTHLY PAGEVIEWS WITH PURCHASE OF RAPMUSIC.COM

●	Rapmusic.com adds 5 million monthly pageviews

Woodland Hills, CA.  March 22, 2011 --- One of the leading networks of forum communities on the Internet, CrowdGather (OTCBB:CRWG), today announced that it has acquired the domain name, website, and assets related to Rapmusic.com.  Founded in 1999, we believe Rapmusic.com is the premier online destination for Rap and Hip Hop lifestyle enthusiasts and is one of the leaders in spotlighting breaking music industry and artist news. Rapmusic.com features up-to-the-minute information from the urban music scene through a vibrant and thriving community forum.  According to Google Analytics, Rapmusic.com generates approximately 5 million monthly pageviews and 450,000 monthly unique visitors.  As a result of this purchase and organic growth in traffic experienced by CrowdGather, network traffic is currently at approximately 100 million pageviews per month and over 10 million monthly unique visitors.

 “From the hardcore enthusiast to the casual fan, Rapmusic.com has the engaging content that keeps the discussion active,” said Sanjay Sabnani, CrowdGather’s Chairman and CEO.  “We are excited to bring this community into the CrowdGather family and look forward to continuing to grow our reach on behalf of our forum community members and advertising partners alike.”

About CrowdGather, Inc.

With its growing portfolio of special interest forums and enthusiast message board communities, CrowdGather (www.crowdgather.com) has created a centralized network to benefit forum members, forum owners and forum advertisers.  CrowdGather provides a highly interactive and informational social network for members, a management and revenue-sharing resource for third-party forum owners, and a largely untapped advertising network for marketers worldwide.

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy.  Words such as “expects”, “will”, “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates”, and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company’s business; competitive factors in the market(s) in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

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For additional information, please contact:

Investor/Media Contact:  Sanjay Sabnani
                                             Phone: 818-435-2472 x 101
                                             Email: sanjay@crowdgather.com